Exhibit 3 Fourth Quarter 2024 Results 1550 On The Green, Houston, United States Photo credit: Skanska

Except as the context otherwise may require, references in this presentation to “Cemex,” “we,” “us,” or “our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated entities. The information included in this presentation contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, and expectations (financial or otherwise), and typically can be identified by the use of words such as “will,” “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,”, “goal”, “strategy,” “intend,” “aimed”, or other forward-looking words. These forward-looking statements reflect, as of the date such forward-looking statements are made, unless otherwise indicated, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or those anticipated by forward-looking statements due to various factors. Among others, such risks, uncertainties, assumptions, and other important factors that could cause results to differ, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, including, but not limited to: changes in general economic, political and social conditions, including new governments and decisions implemented by such new governments, elections, changes in inflation, interest and foreign exchange rates, employment levels, population growth, any slowdown in the flow of remittances into countries where we have operations, consumer confidence and the liquidity of the financial and capital markets, in Mexico, the U.S., the European Union, the UK, or other countries in which we operate; the cyclical activity of the construction sector and reduced construction activity in our end markets; our exposure to sectors that impact our and our clients’ businesses, particularly those operating in the commercial and residential construction sectors, and the infrastructure and energy sectors; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; changes in spending levels for residential and commercial construction; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; any impact of not maintaining investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices as a result of inflation; our ability to maintain and expand our distribution network and maintain favorable relationships with third parties who supply us with equipment and essential suppliers; competition in the markets in which we offer our products and services; the impact of environmental cleanup costs and other remedial actions, and other environmental, climate and related liabilities relating to existing and/or divested businesses, assets and/or operations; our ability to secure and permit aggregates reserves in strategically located areas; the timing and amount of federal, state, and local funding for infrastructure; changes in our effective tax rate; our ability to comply and implement technologies and other initiatives that aim to reduce and/or capture CO emissions in jurisdictions with carbon regulations in place or in the countries in which we operate; the legal and regulatory environment, including environmental, energy, tax, antitrust, sanctions, export controls, human rights and labor welfare, and acquisition-related rules and regulations; the effects of currency fluctuations on our 2 results of operations and financial conditions; our ability to satisfy our obligations under our debt agreements, the indentures that govern our outstanding notes, and our other debt instruments and financial obligations, including our subordinated notes with no fixed maturity; adverse legal or regulatory proceedings or disputes, such as class actions or enforcement or other proceedings brought by any third-parties, government and regulatory agencies; our ability to protect our reputation; our ability to consummate asset sales or consummate asset sales in terms favorable to Cemex, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing and commercial initiatives for our products, and generally meet our business strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements, and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties, or is subjected to invasion, disruption, or damage caused by circumstances beyond our control, including cyber-attacks, catastrophic events, power outages, natural disasters, computer system or network failures, or other security breaches; the effects of climate change, in particular reflected in weather conditions, including but not limited to excessive rain and snow, shortage of usable water, and natural disasters, such as earthquakes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement; availability and cost of trucks, railcars, barges, and ships, as well as their licensed operators and drivers, for transport of our materials and that are a part of our supply chain; labor shortages and constraints; our ability to hire, effectively compensate and retain our key personnel and maintain satisfactory labor relations; our ability to detect and prevent money laundering, terrorism financing and corruption, as well as other illegal activities; terrorist and organized criminal activities, social unrest, as well as geopolitical events, such as hostilities, war, and armed conflicts, including the current war between Russia and Ukraine, conflicts in the Middle East, and any insecurity and hostilities in Mexico related to illegal activities or organized crime and any actions any government takes to prevent these illegal activities and organized crime; the impact of pandemics, epidemics, or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; the depth and duration of an economic slowdown or recession, instability in the business landscape and lack of availability of credit; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events (including global health hazards such as COVID-19); and, our ability to implement our “Future in Action” climate action program and achieve our sustainability goals and objectives. Many factors could cause Cemex’s expectations, expected results, and/or projections expressed in this presentation not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of success and/or implementation of technologies, some of which are not yet proven, among other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance, or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements or otherwise could have an impact on us or our consolidated entities. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. Actual results of Cemex’s operations and the development of market conditions in which Cemex operates, or other circumstances that may materialize, may differ materially from those described in, or suggested by, the forward-looking statements contained herein. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The forward-looking statements and the information contained in this presentation are made and stated as of the dates specified in this presentation and are subject to change without notice, and except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct the information contained in this presentation or revise any forward-looking statements in this presentation, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions, or circumstances on which any statement is based, or otherwise. Readers should review future reports filed or furnished by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores). Market data used in this presentation not attributed to a specific source are estimates of Cemex and have not been independently verified. Certain financial and statistical information contained in this presentation is subject to rounding adjustments. Accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding. Unless otherwise specified, all references to records are internal records. This presentation includes certain non-International Financial Reporting Standards (“IFRS”) financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA (operating earnings before other expenses, net plus depreciation and amortization)” and “Operating EBITDA Margin”. The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the reports, presentations, and documents to be disclosed during Cemex’s fourth quarter 2024 results conference call and audio webcast presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice. Also, this presentation includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates, and Urbanization Solutions. Cemex generated some of this data internally, and some was obtained from independent industry publications and reports that Cemex believes to be reliable sources. Cemex has not independently verified this data nor sought the consent of any organizations to refer to their reports in this presentation. Cemex acts in strict compliance of antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price Cemex’s products and services based upon their quality and characteristics as well as their value to Cemex’s customers. Cemex does not accept any communications or agreements of any type with competitors regarding the determination of Cemex’s prices for Cemex’s products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to Cemex’s prices for Cemex’s products. Additionally, the information contained in this presentation contains references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a “green”, “social”, or “sustainable” or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as “green”, “social”, or “sustainable” or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as “green”, “social”, or “sustainable” or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright Cemex, S.A.B. de C.V. and its subsidiaries

2024 key achievements

Investment Grade rating with leverage ratio at 1.81x, lowest since 2007

~$344 million EBITDA contribution from growth investment strategy

Highest FCF after maint. capex since 2017, adjusting for one-offs[1]

~$2.2 B in divestments leading to significant portfolio rebalancing

Announced progressive dividend program

EU Innovation Fund grant for CO_2 capture at Rüdersdorf plant

1) Adjusting for non-recurring cash taxes

2024: Delivering solid results after exceptional 2023 Net Sales EBITDA EBITDA FCF after Maint. Margin Capex -1% l-t-l -1% l-t-l 0.0pp -2% -2% 16,554 19.0% 19.0% 3,150 3,079 16,200 1,253 1,208 870 2023 2024 2023 2024 2023 2024 2023 2024 2024 1 adjusted 4,027 3,811 705 681 17.5% 17.9% 511 676 4Q: 0% l-t-l +3% l-t-l +0.4pp Millions of U.S. dollars 1550 On The Green, Houston, United States 1) Adjusting for the payment of $383 M for 2024, related to a tax fine in Spain 4 Photo credit: Skanska

Pricing strategy more than offsetting cost inflation 2024 YoY CONSOLIDATED PRICES and QoQ Price % 2024 (l-t-l) 3% 3% EUROPE 1% 2% 5% 0% USA 3% 2% -1% -2% 0% -3% 0% -1% -1% 0% -0% 2% 7% 3% 3% MEX EMEA 2% 1% -1% 0% 1% Sequential (3Q24 to 4Q24) -1% 1 Cement -2% -1% -3% 11% Ready-mix 4% 3% Aggregates SCAC -0% 0% -7% 1) Domestic gray cement 5 Note: For Cemex and all regions, prices are calculated on a volume-weighted average basis at constant foreign-exchange rates

Volume environment improving in most markets 2024 CONSOLIDATED VOLUMES YoY % Volume Growth YoY % Volume Growth (l-t-l) 0% -1% USA -4% EUROPE -6% -6% -2% -2% -10% 7% -1% 6% 0% 0% -6% -3% -3% -7% -1% -3% 3% -1% MEX 0% -7% 1% -5% EMEA -4% 4Q24 YoY volumes -6% 1 Cement 4% 10% 8% Ready-mix -2% -3% SCAC Aggregates -5% -2% -2% -2% 6 1) Domestic gray cement

EBITDA performance largely explained by volumes 2024 EBITDA Waterfall -1% -2% -192 3,150 3,123 417 20 -28 3,079 -44 -244 2023 Volume Price Costs Growth Inv. & Other 2024 FX 2024 Urbanization l-t-l reported Solutions EBITDA margin +0.0pp 19.0% 19.0% COGS as 66.3% 66.4% +0.1 pp % of Sales 7 Millions of U.S. dollars

Urbanization Solutions: Profitability driven by growth in higher margin businesses EBITDA CAGR EBITDA EBITDA 2019-24 Circular margin +4% l-t-l +90% 1 Solutions +1.1pp +3% 353 14.9% 341 Mortars +35% 13.8% Admixtures +22% 2023 2024 2023 2024 Ambitious strategy to grow 4Q: 84 76 4Q: 13.4% 14.6% Admixtures, Mortars, and Circularity -5% l-t-l +1.2pp into robust global platforms Millions of U.S. dollars 8 1) Includes Construction, Demolition, and Excavation Materials

“Reduce before Capture” while innovating for Net Zero Accelerating decarbonization: doing in 4 years what used to take 16 years Scope 1 Rüdersdorf Cement Plant -15% • Cemex led CCUS consortium selected to receive €157 M 2 from the EU Innovation Fund • Will be Cemex’s first net zero plant -2% 620 • Aiming to capture 1.3 M tons of CO /year 2 539 527 430 2020 2023 2024 2030 Target Knoxville Cement Plant Scope 2 • Chosen for Department of Energy-funded carbon -17% capture, removal, and conversion test center • In collaboration with the University of Illinois and a coalition of U.S. cement producers -7% 1 • One of five projects selected to share $101 M for 54.8 48.7 ~45.3 24.0 developing CCUS test centers for cement and power 2020 2023 2024 2030 Target Kilograms of CO per ton of cementitious. Scope 1 relates to net emissions. All information excludes the Philippines, Dominican Republic, and Guatemala. 2 1) Preliminary figure; final figure to be published in our 2024 Integrated Report 9 2) Grant subject to the successful completion of the grant preparation process and signing of an EU grant agreement

Growth Investments contributing with a ~2% increase in consolidated EBITDA growth 1 Consolidated EBITDA Growth Investments ($ M) Portfolio $3.1B +9% 3,079 CAGR ~35% avg. IRR $1.6 B 344 4.2x EBITDA multiple 2,153 Growth 38 Investments $1.5B 2,735 +7% CAGR Organic 2,115 2020-2028 Expect EBITDA of ~$700 M by 2028 2020 2024 1) All periods exclude Neoris, Philippines, Dominican Republic, and Guatemala U.S. dollars 10 Completed Ongoing

Regional Highlights Feeling Residential Housing, Medellín, Colombia 11

Mexico: First half drives full year profitability Millions of U.S. dollars 4Q24 2024 Sales 1,050 4,881 % YoY (l-t-l) (6%) 1% EBITDA 283 1,475 % YoY (l-t-l) (4%) 3% EBITDA margin 26.9% 30.2% pp var 0.4pp 0.8pp • Higher EBITDA and margin in 2024, despite lower volumes post-election • Margin expansion in 4Q24 on the back of positive price/cost dynamics • After highest fourth quarter EBITDA on record in 2023, challenging comparison base in 4Q24 • Ready mix volumes continued supported by formal sector in 4Q24 • Optimistic on medium-term fundamentals, with 2025 being a transition year with a new government Aldea Nizuc, Cancún, Mexico 12

U.S.: Higher margins despite weather

Millions of U.S. dollars	4Q24	2024
Sales	1,233	5,194
% YoY (l-t-l)	(3%)	(3%)
EBITDA	238	1,031
% YoY (l-t-l)	(0%)	(1%)
EBITDA margin	19.3%	19.8%
pp var	0.5pp	0.3pp

- Operations impacted by weather events throughout the year, with an estimated effect on EBITDA of $38 million
- Despite volume headwinds, stable EBITDA with margin expansion
- Margin supported by cost optimization efforts, lower fuel prices and lower imports, along with higher prices of our products
- Expect 2025 volume growth to be driven by ramp up in IIJA projects, industrial projects and data centers


CEMEX
2024
EBITDA
CEM
37%
RMX &
Urb. Sol.
28%
AGG
35%

Howard Frankland Bridge, Tampa, United States
Photo credit: Florida Department of Transportation (FDOT)

13

EMEA: Strong 4Q results as Europe’s recovery well underway Millions of U.S. dollars 4Q24 2024 Sales 1,155 4,631 % YoY (l-t-l) 8% (2%) EBITDA 177 637 % YoY (l-t-l) 43% (3%) EBITDA margin 15.4% 13.8% MEA pp var 3.6pp (0.3pp) 20% 2024 EBITDA • Second consecutive quarter of EBITDA growth in Europe 80% • Cement volume growth in 4Q24 YoY in all markets in Europe Europe • Eastern Europe remains engine of growth due to EU funded infrastructure spending while Western Europe shows sign of recovery • Europe delivering record levels of decarbonization; very close to reaching European Cement Association and Cemex’s consolidated 2030 CO 2 emissions targets • For 2025 expect European recovery to continue, driven by improved construction activity Fabrice Maltez building, France 14

SCAC: Positive results in soft demand environment Millions of U.S. dollars 4Q24 2024 Sales 297 1,244 % YoY (l-t-l) 0% 0% EBITDA 57 234 % YoY (l-t-l) 2% 2% EBITDA margin 19.2% 18.8% pp var 0.3pp 0.1pp 37% Rest 2024 36% EBITDA • Positive results in 2024 despite softening volumes, with growth in TCL EBITDA led by positive pricing 27% COL • Cement and ready-mix prices grew 4% and 11% in 2024, respectively, offsetting costs • Formal sector driving demand with large infrastructure projects • Urbanization Solutions reached record EBITDA growth of 36% in 2024, with margin expansion of 5.3pp Amador Cruise Terminal, Perico Island, Panamá 15

Financial Developments Pelješac Bridge, Pelješac, Croatia Built with Vertua Concrete, part of our Vertua family of products with sustainable attributes

Higher FCF after Maintenance Capex, after adjusting for one-offs Avg. WC days 2023 2024 13 1,253 -79 1,208 241 -71 -50 -9 -383 -3 870 -8 Controlling Net Income +415% 2023 EBITDA Maint. Net Working Cash Other cash 2024 Non- 2024 FCF after Capex Financial Capital Taxes items (net) adj. FCF recurring FCF after 939 Maint. Expense variation after Maint. cash taxes Maint. Capex Capex Capex 182 Mexican peso hedging strategy reduced debt by $215 M in 2024 2023 2024 Millions of U.S. dollars 17

Project Cutting Edge: $350M 3-year savings program Expect to deliver $150 million in EBITDA in 2025 Focus on supply chain, logistics Focus on operations Focus on free cash flow and procurement Continued cement and ready-mix Additional savings at Leverage technology & AI to network optimization, enhanced free cash flow level for 2025 and simplify and automate processes fuel mix, further improvement in onwards mainly on working and workflows, leading to improved cement efficiency in the US, along capital, interest expense and client and supplier experience with other SG&A initiatives maintenance capex Expect to reach run rate of $350 million dollars in EBITDA savings in 2027

2025 Outlook Gilbert Chabroux School, Lyon, France Built with Insularis, part of our Vertua family of products with sustainable attributes

2025 guidance[1]

EBITDA[2]	Flat performance
Energy cost/ton of cement produced	High single-digit % decrease
Capital expenditures	~$800 million Maintenance ~$600 million Strategic
Investment in working capital	No incremental investment
Cash taxes	~$450 million
Cost of debt[3]	~$100 million decrease

Guiding to ~$500 million savings in FCF after maintenance capex, a ~65% growth[4] rate vs. 2024

1) Reflects Cemex's expectations as of February 6, 2025
2) Like-to-like for ongoing operations and assuming December 31, 2024, FX levels for the remaining of the year
3) Including the coupons of subordinated notes with no fixed maturity and the effect of our cross-currency swaps
4) Before "Other cash items, net" in 2025; including coupons of subordinated notes

20

Appendix International Museum of Baroque, Puebla, Mexico

Urbanization Solutions Sales Operating EBITDA -3% l-t-l +4% l-t-l +3% -4% 2,465 353 341 2,367 16% Circularity 15% 23% 21% 15% Industrialized 14% 13% 16% Construction 21% 24% Related 50% 47% Services 43% Performance 38% 23% 20% Materials 2023 2024 2023 2024 Op. EBITDA 13.8% 14.9% +1.1pp margin By region 4% 6% 46% 28% 22% 32% 29% 33% 2024 MEX USA EMEA SCAC Millions of U.S. dollars Calzada del Valle, San Pedro Garza García, Mexico 22

Debt maturity profile as of December 31, 2024 Main bank debt agreements Other bank debt Total debt as of December 31, 2024: $6,700 million Fixed Income Leases Average life of debt: 4.2 years 1,417 1,188 1,043 927 847 820 458 2025 2026 2027 2028 2029 2030 2031 Millions of U.S. dollars 23

Consolidated volumes and prices 2024 vs. 2023 4Q24 vs. 4Q23 4Q24 vs. 3Q24 Volume (2%) (3%) (4%) Domestic gray Price (USD) 0% (6%) (3%) cement Price (l-t-l) 3% 2% (0%) Volume (6%) 3% (3%) Ready mix Price (USD) 2% (4%) (3%) Price (l-t-l) 3% (1%) (1%) Volume (2%) (1%) (6%) Aggregates Price (USD) 2% (2%) (3%) Price (l-t-l) 2% 0% (1%) Price (l-t-l) calculated on a volume-weighted average basis at constant foreign-exchange rates 24

Additional information on debt Other MXN 3% Fourth Quarter Third Quarter 5% Euro 2023 2024 % var 2024 15% 1 7,486 6,700 (1 0% ) 7,51 2 Total debt 3 Currency S hort-term 3% 7% 5% denomination U.S. Long-term 97% 93% 95% dollar 77% Cash and cash equivalents 624 864 38% 422 Net debt 6,862 5,836 (1 5% ) 7,090 2 6,888 5,802 (1 6% ) 7,1 91 Consolidated net debt 2 2.06 1 .81 2.22 Consolidated leverage ratio Variable 26% 2 7.91 7.26 7.28 3 Consolidated coverage ratio Interest rate Fixed 74% Millions of U.S. dollars. 1) Includes leases, in accordance with IFRS 2) Calculated in accordance with our contractual obligations under our main bank debt agreements 3) Includes the effect of our interest rate and cross-currency derivatives, as applicable 25

Additional information on debt Total debt by instrument Third Quarter Fourth Quarter 2024 % of total 2024 % of total Fixed Income 3,750 50% 3,688 55% Main Bank Debt Agreements 2,434 32% 1,731 26% 55% Leases 1,160 15% 1,171 17% 26% Other 168 2% 109 2% Total Debt 7,512 6,700 17% 2% Millions of U.S. dollars 26

4Q24 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 4Q24 vs. 4Q23 4Q24 vs. 4Q23 4Q24 vs. 4Q23 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico (7%) (12%) 3% 1% (10%) 5% (5%) (19%) (6%) U.S. (3%) (0%) (0%) (3%) 1% 1% (7%) 5% 5% EMEA 4% (1%) 6% 10% (3%) (2%) 8% (1%) (1%) Europe 7% (1%) (0%) (1%) (2%) (1%) 6% (1%) (1%) MEA (4%) (14%) 30% 29% 3% 1% 15% 3% 0% SCAC (2%) (1%) 3% (2%) (0%) 9% (2%) (7%) 1% Price (LC) for EMEA, Europe, MEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates 27

2024 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 2024 vs. 2023 2024 vs. 2023 2024 vs. 2023 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico (1%) (1%) 3% 0% 2% 7% (0%) (2%) 3% U.S. (6%) 2% 2% (10%) 5% 5% (1%) 3% 3% EMEA 0% (0%) 2% (6%) (1%) (1%) (4%) 1% 1% Europe (0%) 2% 0% (6%) (1%) (1%) (4%) 2% 1% MEA 1% (12%) 20% (7%) (1%) (1%) (3%) (2%) (2%) SCAC (2%) 5% 4% (5%) 14% 11% (3%) 5% 3% Price (LC) for EMEA, Europe, MEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates 28

1 2025 volume guidance : selected countries/regions Cement Ready-mix Aggregates Low-single digit increase Low-single digit increase Flat CEMEX Low to mid-single digit decline Mid-single digit decline Flat Mexico Low-single digit increase Low-single digit increase Low-single digit decline USA Low-single digit increase Low-single digit increase Flat EMEA Europe Low to mid-single digit increase Low-single digit increase Flat to low-single digit increase MEA Low-single digit decline Low-single digit increase Flat SCAC Mid-single digit increase Low-double digit increase N/A 1) Reflects Cemex’s expectations as of February 6, 2025. Volumes on a like-to-like basis. All volume guidance in this slide means in percentage terms vs 2024 29

Relevant Sustainability indicators Customers and suppliers 2023 4Q24 2024 Carbon strategy 2023 4Q24 2024 Net Promoter Score (NPS) 70 78 74 539 529 527 Kg of CO per ton of cementitious 2 65% 65% 65% % of Sales using CX Go Alternative fuels 38.8% 33.8% 36.6% Clinker factor 73.7% 72.7% 72.8% Health and safety 2023 4Q24 2024 Low-carbon products 2023 4Q24 2024 3 0 1 Blended cement as % of total Employee fatalities 80% 83% 82% cement produced Employee l-t-l frequency rate 0.6 0.2 0.5 Vertua concrete as % of total 48% 53% 55% Operations with zero fatalities and 96% 99% 96% injuries (%) Vertua cement as % of total 56% 66% 63% 30

Notes and Definitions Note: All information included in this presentation considers the Philippines, Dominican Republic, and Guatemala, as discontinued operations for 2024 and 2023. SCAC South, Central America and the Caribbean EMEA Europe, Middle East and Africa MEA Middle East, and Africa When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed Cement from total domestic cement including clinker to domestic gray cement) LC Local currency l-t-l (like to like) On a like-to-like basis adjusting for currency fluctuations and for investments/divestments when applicable Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace Maintenance capital obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental expenditures regulations or company policies When referring to reportable segment sales, revenues are presented before eliminations of intragroup transactions. When referring to Consolidated Sales Sales, these represent the total revenues (Net Sales) of the company as reported in the financial statements. EBITDA Means Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization EBITDA margin Means Operating EBITDA margin: which is calculated by dividing our “Operating EBITDA” by our sales Cemex defines it as Operating EBITDA minus net interest expense, maintenance and expansion capital expenditures, change in working capital, taxes Free cash flow paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation and coupon payments on our perpetual notes) IFRS International Financial Reporting Standards, as issued by the International Accounting Standards Board Pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Strategic capital expenditures Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs USD/U.S. dollars U.S. dollars % YoY Year-over-year percentage variation for the same period of the previous year 31

Contact Information Investors Relations Stock Information In the United States: NYSE (ADS): +1 877 7CX NYSE CX In Mexico: Mexican Stock Exchange +52 81 8888 4327 (CPO): CEMEX.CPO ir@cemex.com Ratio of CPO to ADS: 10 to 1